Exhibit 99.1

LIBBEY INC. 300 MADISON AVE P.O. BOX 10060 TOLEDO, OH 43699

N     E     W     S         R     E     L     E     A     S     E

AT THE COMPANY:

Kenneth Boerger

VP/Treasurer

(419) 325-2279

FOR IMMEDIATE RELEASE

FRIDAY, MAY 18, 2012

LIBBEY CLOSES $450 MILLION PRIVATE PLACEMENT

OF SENIOR SECURED NOTES

TOLEDO, OHIO, MAY 18, 2012—Libbey Inc. (NYSE Amex: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has completed its previously announced private placement of $450 million aggregate principal amount of 6.875% senior secured notes due 2020 (the “Notes”). The Notes were offered to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Libbey Glass used a portion of the net proceeds of the notes offering to purchase $316,332,000 in aggregate principal amount of Libbey Glass’ 10% Senior Secured Notes due 2015 (the “Existing Notes”) under the previously announced tender offer (the “Tender Offer”). Additionally, Libbey Glass intends to use the remaining net proceeds of the notes offering, cash on hand and drawings under the Amended and Restated Senior Secured Credit Agreement to finance the purchase of up to an additional $3,668,000 of the Existing Notes pursuant to the Tender Offer; to contribute $79.7 million to the U.S. pension plans to fully fund the Company’s target obligations under ERISA; to redeem $40.0 million in aggregate principal amount of the Existing Notes that remain outstanding following the consummation of the Tender Offer at a redemption price of 103%, plus any applicable accrued and unpaid interest; and to pay related fees and expenses.

The Notes, the Libbey guarantee of the Notes and the subsidiary guarantees of the Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

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Libbey Inc.

The Company also announced today the execution of an amendment to the Company’s existing Senior Secured Credit Agreement. The amendment to the Amended and Restated Senior Secured Credit Agreement will extend the term of the revolving facility, increase the amount of the “accordion” feature from $10.0 million to $25.0 million, reduce the applicable margin under the first level of the pricing grid and modify certain negative covenants contained in the agreement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio since 1888, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Libbey China subsidiary is located in Langfang, China. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, the Company’s net sales totaled $817.1 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business and the capital markets. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 14, 2012

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